Exhibit 99.1

AFC Gamma, Inc. Announces CFO Transition

WEST PALM BEACH, FL, March 20, 2023 – AFC Gamma, Inc. (NASDAQ:AFCG) ( “AFC Gamma” or the “Company”) today announced that Brandon Hetzel, AFC Gamma’s current Executive Vice President, Controller, has been appointed to serve as the Company’s Chief Financial Officer and Treasurer. Mr. Hetzel’s appointment was approved by the Company’s Board of Directors on March 17, 2023.

“Effective immediately, the Board has appointed Brandon Hetzel as Chief Financial Officer and Treasurer. We are very excited to have Brandon step into the role, as he has been integral to the Company’s success since he joined in September of 2020 and brings with him both detailed knowledge of our business and significant real estate experience, which will be valuable to AFC Gamma as it expands its investment strategy to include traditional commercial real estate,” stated the Company’s Chairman and Chief Executive Officer, Leonard Tannenbaum. He continued, “I want to thank Brett for his leadership and contributions to AFC Gamma during his tenure here, specifically in mentoring Brandon. On behalf of the Board and Company, we wish Brett the best in his future endeavors.”

Mr. Hetzel’s appointment follows the departure of Brett Kaufman, who was previously the Company’s Chief Financial Officer and Treasurer. This move was made as part of the Company’s efforts to rightsize the accounting team.

Mr. Hetzel joined the Company’s external manager in September of 2020 as Controller and has been its Executive Vice President, Controller since December 2022. Prior to joining the Company, Mr. Hetzel served as VP of Finance for a real estate development and asset management company and prior to that spent seven years with PricewaterhouseCoopers where he was a manager in the REIT audit practice. Mr. Hetzel has over twelve years of real estate and financial management experience focused on real estate and REITs, including multi-family properties, hotels, office buildings, malls, strip centers and condominium development. Mr. Hetzel received a Master of Business Administration, Accounting BSBA and Finance BSBA from the University of Central Florida and is a licensed Certified Public Accountant.

About AFC Gamma, Inc.

AFC Gamma, Inc. (NASDAQ:AFCG) is a publicly-traded, institutional lender that originates, structures and underwrites loans secured by commercial real estate and other types of financing solutions. AFC Gamma targets direct lending and bridge loan opportunities typically ranging from $5 million to $100 million across multiple real estate sectors, with a specialization in lending to state-law compliant cannabis operators. It is based in West Palm Beach, Florida.

INVESTOR CONTACT:

Robyn Tannenbaum

561-510-2293

ir@advancedflowercapital.com

www.afcgamma.com

MEDIA CONTACT:

Rich Myers

Profile Advisors

347-774-1125

rmyers@profileadvisors.com